Exhibit 99.1

Kopin Corporation Provides Business Update and Fourth-Quarter and Fiscal Year 2013 Operating Results

Strategic transition on track

Recent event showcased revolutionary smart eyewear concept

Inflection point for wearable market end of 2014, with strong ramp up, revenue expected in 2015

WESTBOROUGH, Mass.--(BUSINESS WIRE)--March 11, 2014--Kopin Corporation (NASDAQ: KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the fourth quarter and fiscal year ended December 28, 2013.

“Since announcing our strategy to provide innovative solutions for wearable devices last year, we have made substantial progress in establishing Kopin as a preeminent developer of critical components, reference systems and total system solutions for wearable computing,” said Dr. Fan, Kopin’s President and Chief Executive Officer. “In February we hosted our first wearable technology event to give our current and potential customers, analysts and shareholders an opportunity to see the results of our transformation efforts over the last year. Based on the large turn-out, favorable press reports and positive comments we received, the event was a huge success.”

“At the event we demonstrated new components and a number of different concept headset designs operated by voice commands and natural speech for both consumer and enterprise markets,” Dr. Fan continued. “The highlight of the event was our Pupil™ display module, a microdisplay module that combines our signature transmissive LCD microdisplay and miniaturized optics from Olympus. The Pupil display module provides see-through, bright images in a package small enough to invisibly merge with eyeglasses. We believe technology break-throughs such as this will drive the adoption of wearable headset technologies much sooner than originally thought. And with a strong cash position and a debt-free balance sheet, we have the means to execute our strategy and maintain our level of investment in the growing wearable systems market.”

Kopin will discuss the following highlights on today’s conference call:

  Kopin’s recent event which discussed major trends in the wearable market and demonstrated Kopin’s new industrial and consumer reference designs.
  Kopin’s Pupil™ display module, the latest innovation in display technology for the smart eyewear market, to rave reviews from customers, media, and analysts.
  Kopin’s Wearable Tech Center and acoustics lab now operating in Silicon Valley.

Outlook

“The past year has seen a significant uptick in interest in wearable computing from companies interested in offering enterprise, industrial, and consumer products. With major companies increasingly approaching this market, Kopin is uniquely positioned to partner with them to get to market faster and more effectively,” Dr. Fan said.

“2013 was in line with financial guidance. For 2014 we will continue our investments in technology development, we expect to expand our customer base and see our existing customers begin to offer products,” Dr. Fan continued. “There are strong signs that wearable headsets will begin to be introduced starting in late 2014 and grow rapidly into 2015. For Kopin, we expect to have our first generation components as well as concept and reference systems ready by the end of this summer, and then prepare for component manufacturing in the second half of 2014, with substantial wearable revenue growth expected in 2015.”

Kopin expects full-year 2014 revenue in the range of $18 million to $22 million and a net loss in the range of $32 million to $40 million for the 12 months ending December 27, 2014. Excluding the effects of working capital, its stock buyback program and other investing and financing activities, Kopin estimates it will use between $30 million and $35 million to fund operations for the fiscal year 2014.

Fourth Quarter Results

Total revenues for the fourth quarter ended December 28, 2013, were $5.5 million, compared with $8.6 million for the fourth quarter of 2012, primarily reflecting a decline in sales of display products for military applications.

In the fourth quarter we took a noncash charge to write-down certain intangible assets of approximately $1.5 million. We also recorded an impairment change in an equity investment of approximately $2.5 million.

Net loss for the fourth quarter of 2013 was $9.7 million, or $0.16 per share, compared with net loss of $3.9 million, or $0.06 per share, for the same period of 2012.

Full Year Results

Total revenues for the 12 months ended December 28, 2013, were $22.9 million, compared with $34.6 million in the same period of 2012, primarily reflecting a decline in sales of display products for military applications.

Research and development expenses for the year were $17.5 million compared with $14.3 million in the same period of 2012, reflecting an increase in costs to develop our wearable and military technologies.

Selling, general and administrative expenses were $19.1 million in 2013, compared with approximately $17.2 million in the same period of 2012.

Included in the 2013 results of operations are a noncash charge to write-down certain intangible assets of approximately $1.5 million and impairment charges in investments of approximately $5.0 million

On January 16, 2013 we sold our III-V product line and investment in Kopin Taiwan Corporation (KTC). The gain on the sale and the results of operations of our III-V product line and KTC through the date of sale are shown as discontinued operations. Our net loss from continuing operations for the 12 months ended December 28, 2013 was $24.9 million, or $0.40 per share, compared with net loss from continuing operations of $21.2 million, or $0.33 per share, for the same period of 2012. Net loss for the 12 months ended December 28, 2013 was $4.7 million, or $0.08 per share, compared with net loss of $18.4 million, or $0.29 per share, for the same period of 2012.

Cash used in operating activities for the fiscal year 2013 was $19.7 million and we used $8.0 million for the repurchase of our common stock. Kopin’s cash, equivalents and marketable securities was $112.7 million at December 28, 2013. Kopin has no long-term debt.

Financial Results Conference Call

In conjunction with its fourth quarter and fiscal year end 2013 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 p.m. ET today. To participate, please dial (877) 709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin is a leading developer and provider of innovative wearable technologies and solutions. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, software, low-power chipsets, and ergonomically designed headset computing systems. Kopin's proprietary components and technology are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Kopin, CyberDisplay, Pupil and Golden-i are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to; the wearable eyewear market is ready to go mainstream; our belief that technology breaks through such as our Pupil display module will drive the adoption of wearable technologies much sooner than originally thought; our belief that we have a strong cash position and have the means to execute our strategy and maintain our level of investment in the growing wearable systems market for the foreseeable future; our expectation that for 2014 we will continue our investments in technology development, expand our customer base and see our existing customers begin to offer products; we expect to have our first generation components as well as concept and reference systems ready by the end of this summer, and then prepare for component manufacturing in the second half of 2014, with substantial wearable revenue growth expected in 2015; our expectation that our full-year 2014 revenue will be in the range of $18 million to $22 million our a net loss will be in the range of $32 million to $40 million for the 12 months ending December 27, 2014, and our expectation that we will use between $30 million and $35 million to fund operations for the fiscal year 2014. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: it may take longer than the Company estimates to develop products; the Company’s products may not be accepted by the market place; the Company’s 2014 financial expectations may turn out to be wrong; there may be issues that prevent the adoption or further development of the Company’s wearable computing technologies; manufacturing, marketing or other issues may prevent either the adoption or acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; the Company could experience the loss of significant customers; costs to produce the Company’s products might increase significantly, or yields could decline; the Company’s customers might be unable to ramp production volumes of its products, or the Company’s product forecasts could turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2012, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Display Revenues by Category (in millions)
Military Application	$1.1	$4.7	$8.6	$19.6
Consumer Electronics Applications	3.4	2.8	12.0	11.6
Research and Development	1.1	1.1	2.3	3.4
Total	$5.5	$8.6	$22.9	$34.6

Stock-Based Compensation Expense
Continuing Operations
Cost of product revenues	$160,000	$77,000	$415,000	$334,000
Research and development	166,000	77,000	423,000	289,000
Selling, general and administrative	229,000	495,000	3,365,000	3,604,000
	$555,000	$649,000	$4,203,000	$4,227,000
Discontinued Operations
Cost of product revenues	$-	$46,000	$-	$180,000
Research and development	-	18,000	-	78,000
Selling, general and administrative	-	1,000	-	2,000
	$-	$65,000	$-	$260,000

Total	$555,000	$714,000	$4,203,000	$4,487,000

Other Financial Information
Depreciation and amortization
Continuing Operations	$568,000	$515,000	$3,626,000	$3,779,000
Discontinued Operations	$-	$911,000	$-	$5,282,000
Total Depreciation and amortization	$568,000	$1,426,000	$3,626,000	$9,060,000

Capital expenditures	$217,000	$1,368,000	$737,000	$9,832,000
Treasury stock purchases	$2,005,000	$1,355,000	$7,992,000	$3,456,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenues:
Product revenues	$4,509,219	$7,497,259	$20,574,812	$31,298,419
Research and development revenues	1,040,712	1,077,223	2,322,897	3,343,441
	5,549,931	8,574,482	22,897,709	34,641,860
Expenses:
Cost of product revenues	3,864,598	5,072,252	20,655,216	22,041,953
Research and development	4,041,767	3,629,886	17,534,020	14,300,161
Selling, general and administrative	3,473,445	4,146,576	19,124,750	17,165,870
Impairment of intangibles assets and goodwill	1,511,414	-	1,511,414	1,704,770
	12,891,224	12,848,714	58,825,400	55,212,754
Loss from operations	(7,341,293)	(4,274,232)	(35,927,691)	(20,570,894)

Other income (expense), net	(2,340,162)	(327,890)	(2,133,968)	566,161

Loss before (provision) benefit for income taxes, equity losses in
unconsolidated affiliates and net loss from noncontrolling interest	(9,681,455)	(4,602,122)	(38,061,659)	(20,004,733)

(Provision) benefit for income taxes	54,484	(1,073,000)	12,933,209	(1,099,000)

Loss before equity loss in unconsolidated affiliate and net loss from
noncontrolling interest	(9,626,971)	(5,675,122)	(25,128,450)	(21,103,733)

Equity loss in unconsolidated affiliate	(216,907)	(87,107)	(625,098)	(679,587)

Loss from continuing operations	(9,843,878)	(5,762,229)	(25,753,548)	(21,783,320)
Income from discontinued operations, net of tax	-	1,428,734	20,147,532	2,789,048
Net loss	(9,843,878)	(4,333,495)	(5,606,016)	(18,994,272)

Net loss attributable to noncontrolling interest	184,041	472,042	896,400	632,342

Net loss	$(9,659,837)	$(3,861,453)	$(4,709,616)	$(18,361,930)

Net (loss) income per share:
Basic
Continuing operations	$(0.16)	$(0.08)	$(0.40)	$(0.33)
Discontinued operations	-	0.02	0.32	0.04
Net (loss) income per share	$(0.16)	$(0.06)	$(0.08)	$(0.29)
Diluted
Continuing operations	$(0.16)	$(0.08)	$(0.40)	$(0.33)
Discontinued operations	-	0.02	0.32	0.04
Net (loss) income per share	$(0.16)	$(0.06)	$(0.08)	$(0.29)

Weighted average number of common shares outstanding:
Basic	61,528,968	63,415,345	62,347,852	63,617,680
Diluted	61,528,968	63,415,345	62,347,852	63,617,680

Kopin Corporation
Condensed Consolidated Balance Sheets

	December 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and marketable securities	$112,729,201	$92,485,349
Accounts receivable, net	2,388,461	5,517,365
Inventory	3,078,055	5,789,753
Prepaid and other current assets	1,412,285	1,600,873
Current assets held for sale	-	21,573,729

Total current assets	119,608,002	126,967,069

Equipment and improvements, net	6,034,963	8,486,406
Other assets	20,488,758	11,609,595
Noncurrent assets held for sale	-	29,145,732

Total assets	$146,131,723	$176,208,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,868,865	$5,121,324
Accrued expenses	6,822,556	6,731,823
Billings in excess of revenue earned	547,681	1,220,395
Current liabilities held for sale	-	7,102,895

Total current liabilities	11,239,102	20,176,436

Lease commitments	329,435	322,477
Noncurrent liabilities held for sale	-	623,979

Total Kopin Corporation stockholders' equity	134,553,247	148,733,680
Noncontrolling interest	9,939	6,352,230
Total stockholders' equity	134,563,186	155,085,910
Total liabilities and stockholders' equity	$146,131,723	$176,208,802

CONTACT:
Kopin Corporation
Richard Sneider
Treasurer and Chief Financial Officer
Phone: (508) 824-6696
Email: Richard_Sneider@kopin.com
or
Edelman
Geoffrey Mogilner
Vice President
Phone: (312) 233-1271
Email: geoffrey.mogilner@edelman.com